SCHEDULE 14A
                                (RULE 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                                RDO EQUIPMENT CO.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                            [LOGO] RDO EQUIPMENT CO.

                           2829 SOUTH UNIVERSITY DRIVE
                            FARGO, NORTH DAKOTA 58103
                                 (701) 297-4288


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 28, 1998


            The annual meeting of the Stockholders (the "Annual Meeting") of RDO Equipment Co., a Delaware corporation (the "Company"), will be held in the Centrum Room of the Knutson Center at Concordia College of Moorhead, Moorhead, Minnesota, beginning at 1:30 p.m. on Thursday, May 28, 1998, for the following purposes:

            1. To elect seven (7) persons to serve as directors until the next Annual Meeting of the Stockholders or until their respective successors shall be elected and qualified; and

            2. To transact such other business as may properly come before the meeting.

            The record date for determination of the stockholders entitled to notice of and to vote at the meeting and any adjournments thereof is the close of business on April 3, 1998.

            Whether or not you expect to attend the Annual Meeting in person, please complete, sign, date and promptly return the enclosed proxy in the envelope provided, which requires no postage if mailed in the United States.


                                         By Order of the Board of Directors

                                         Allan F. Knoll
                                         CHIEF FINANCIAL OFFICER AND SECRETARY

April 24, 1998

                            [LOGO] RDO EQUIPMENT CO.

                           2829 SOUTH UNIVERSITY DRIVE
                            FARGO, NORTH DAKOTA 58103
                                 (701) 297-4288

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 28, 1998


                                  INTRODUCTION

            The annual meeting of the Stockholders (the "Annual Meeting") of RDO Equipment Co., a Delaware corporation (the "Company"), will be held in the Centrum Room of the Knutson Center at Concordia College of Moorhead, Moorhead, Minnesota, beginning at 1:30 p.m. on Thursday, May 28, 1998.

            A proxy card is enclosed for your use. YOU ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS TO SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. The cost of soliciting proxies, including the preparation, assembly and mailing of proxies and soliciting material to the recordholders of Class A Common Stock and Class B Common Stock (collectively, the "Common Stock") of the Company, as well as the cost of forwarding such material to the beneficial owners of Class A Common Stock, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit proxies by telephone, telegraph or personal conversation. The Company may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of the Class A Common Stock.

            Any stockholder giving a proxy may revoke it at any time prior to its use at the Annual Meeting either by giving written notice of such revocation to the Secretary of the Company, by filing a duly executed proxy bearing a later date with the Secretary of the Company, or by appearing at the Annual Meeting and filing written notice of revocation with the Secretary of the Company prior to use of the proxy. Proxies will be voted as specified by stockholders. Proxies that are signed by stockholders but that lack any such specification will be voted in favor of the election of the nominees for directors as listed in this Proxy Statement. Because the seven director nominees who receive the greatest number of votes cast for the election of directors at the Annual Meeting will be elected as directors, votes that are withheld from the election of the director nominees will be excluded entirely from the vote and will have no effect.

            THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS AS SET FORTH IN THIS PROXY STATEMENT.

            The Company expects that this Proxy Statement and proxy card will be first mailed to stockholders on or about May 6, 1998.

                           OUTSTANDING SHARES; VOTING

            Only holders of Common Stock of record at the close of business on April 3, 1998 will be entitled to vote at the Annual Meeting. On such date, the Company had 5,731,008 outstanding shares of Class A Common Stock, each such share entitling the holder thereof to one vote per share of Class A Common Stock (an aggregate of 5,731,008 votes) on each matter to be voted on at the Annual Meeting, and 7,450,492 outstanding shares of Class B Common Stock, each such share entitling the holder thereof to four votes per share of Class B Common Stock (an aggregate of 29,801,968 votes) on each matter to be voted on at the Annual Meeting. Accordingly, the aggregate number of potential votes at the Annual Meeting is 35,532,976. Ronald D. Offutt, Chairman and Chief Executive Officer of the Company, is the holder of all outstanding shares of Class B Common Stock. Holders of shares of Common Stock vote as a single class on all matters submitted to a vote of stockholders except with respect to future issuances of Class B Common Stock and as otherwise required by law.

            The presence, in person or by proxy, of the holders of a majority of voting power of the shares of Common Stock entitled to vote at the Annual Meeting (17,766,489 votes) is required for a quorum for the transaction of business. In general, shares of Common Stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the Annual Meeting for the purposes of determining a quorum, without regard to whether the proxy card reflects votes withheld from a director nominee or an abstention (or is left blank) or reflects a "broker non-vote" on a matter (I.E., a card returned by a broker because voting instructions have not been received and the broker has no discretionary authority to vote). The election of directors requires the affirmative vote of a plurality of the total shares present and entitled to vote. Holders of shares of Common Stock are not entitled to cumulate voting rights.


                             PRINCIPAL STOCKHOLDERS

            The following table sets forth information with respect to each stockholder who is known by the Company to be a beneficial owner of more than five percent of any class of outstanding Common Stock:

                                             NUMBER OF       PERCENT      NUMBER OF     PERCENT
NAME AND ADDRESS                           CLASS A SHARES   OF CLASS   CLASS B SHARES   OF CLASS
----------------                           --------------   --------   --------------   --------
State of Wisconsin Investment Board (1)       424,300          7.4           ---          ---
     P. O. Box 7842
     Madison, Wisconsin  53707

J. & W. Seligman & Co. Incorporated (2)       352,700          6.2           ---          ---
     100 Park Avenue
     New York, New York  10017

FMR Corp. (3)                                 301,100          5.3           ---          ---
     82 Devonshire Street
     Boston, Massachusetts  02109

Ronald D. Offutt (4)                          161,000          2.8        7,450,492      100.0
     2829 South University Drive
     Fargo, North Dakota  58103


------------------------
(1) Based solely upon information contained in Schedule 13G of the State of Wisconsin Investment Board ("WIB") dated January 20, 1998. According to this filing with the Securities and Exchange Commission (the "SEC"), WIB has sole voting and dispositive power over these shares.

(2) Based solely upon information contained in Schedule 13G of J. & W. Seligman & Co. Incorporated ("JWS") and William C. Morris ("Mr. Morris") dated February 13, 1998. According to this joint filing with the SEC, all of these shares are held by investment advisory accounts and registered investment companies under the management of JWS. This filing also indicates that Mr. Morris owns a majority of the outstanding voting securities of JWS and may be deemed to beneficially own these shares of the Company's Common Stock. JWS and Mr. Morris report that they have shared voting power and shared dispositive power over these shares.

(3) Based solely upon information contained in Schedule 13G of FMR Corp. ("FMR"), Edward C. Johnson 3d ("Mr. Johnson") and Abigail P. Johnson ("Ms. Johnson") dated February 14, 1998. According to this joint filing with the SEC, all of these shares are held by institutional accounts for which Fidelity Management Trust Company ("FMTC"), a wholly-owned subsidiary of FMR, serves as investment manager. This filing also indicates that Mr. Johnson and FMR (through its control of FMTC) each has sole voting and dispositive power over these shares of the Company's Common Stock and that Mr. Johnson and Ms. Johnson may be deemed to form a controlling group with respect to FMR and thus may be deemed to beneficially own these shares.

(4) Mr. Offutt is the Company's founder, Chairman and Chief Executive Officer. See "Election of Directors" and "Beneficial Ownership of Management" below for more information about Mr. Offutt and his beneficial ownership of the Company's Common Stock. Mr. Offutt has informed the Company that he intends to vote his shares in accordance with the recommendations of the Company's Board of Directors.


                              ELECTION OF DIRECTORS

NOMINATION

            The Company's Bylaws provide that the number of directors that shall constitute the Board of Directors (the "Board") shall be not less than three and not more than nine members, the exact number of which shall be fixed by the Board. There are currently seven members of the Board. By action of the Board taken on March 18, 1998, the Board resolved to fix the number of directors at seven and to nominate seven persons to stand for election at the 1998 Annual Meeting of Stockholders. All of the nominees are currently members of the Board. Directors elected at the Annual Meeting will hold office until the next Annual Meeting or until their successors are duly elected and qualified.

            The seven director nominees who receive the greatest number of votes cast for the election of directors at the Annual Meeting will be elected as directors. Votes that are withheld from the election of the director nominees will be excluded entirely from the vote and have no effect. The Board recommends a vote FOR the election of each of the nominees listed in this Proxy Statement. The Board intends to vote the proxies solicited on its behalf (other than proxies in which the vote is withheld) for the election of each of the nominees as directors. If, prior to the Annual Meeting, the Board should learn that any of the nominees will be unable to serve by reason of death, incapacity or other unexpected occurrence, the proxies will be cast for another nominee to be designated by the Board to fill such vacancy, unless a shareholder indicates to the contrary on his or her proxy. Alternatively, the proxies may, at the Board's discretion, be voted for such fewer nominees as results from such death, incapacity or other unexpected occurrence. The Board has no reason to believe that any of the nominees will be unable to serve. Under an agreement with Deere & Company ("Deere"), a principal supplier of equipment to the Company, Deere has the right to have input with respect to the selection of nominees to the Company's Board and the removal of directors. All of the nominees were selected by the Board, and the selections were not based on any input from Deere. There are no other agreements or arrangements between a nominee and any other person pursuant to which such nominee was selected.

INFORMATION ABOUT NOMINEES

            The following table sets forth certain information as of April 3, 1998 which has been furnished to the Company by the persons who have been nominated by the Board to serve as directors until the Annual Meeting in 1999:

                                                                                      DIRECTOR
NOMINEES FOR ELECTION    AGE       PRINCIPAL OCCUPATION                                SINCE
---------------------    ---       --------------------                                -----
Ronald D. Offutt         55        Chairman and Chief Executive Officer of R.D.        1968
                                   Offutt Company

Paul T. Horn             55        President and Chief Operating Officer of the        1986
                                   Company

Allan F. Knoll           54        Chief Financial Officer and Secretary of R.D.       1974
                                   Offutt Company

Bradford M. Freeman      56        Partner of Freeman Spogli & Co.                     1997

Ray A. Goldberg          71        George M. Moffett  Professor of Agriculture and     1997
                                   Business, Emeritus, at the Harvard Graduate
                                   School of Business Administration

Norman M. Jones          67        Chairman of Metro Bancorp, Inc.                     1997

James D. Watkins         50        Owner and President of J.D. Watkins Enterprises,    1997
                                   Inc.

OTHER INFORMATION ABOUT NOMINEES

            RONALD D. OFFUTT is the Company's founder, Chairman, Chief Executive Officer and principal stockholder. Mr. Offutt was first elected President of the Company in 1968 upon formation of the Company. Mr. Offutt also serves as Chief Executive Officer and Chairman of the Board of R. D. Offutt Company ("Offutt Co.") and other entities he owns, controls or manages (collectively, the "Offutt Entities") which are engaged in a variety of businesses such as farming, food processing, auto dealerships and agricultural financing activities, some of which transact business with the Company. See "Certain Relationships and Related Transactions." Mr. Offutt spent approximately one-half of his time on the business of the Company during fiscal 1998. He serves on the Board of Directors of High Plains Corporation, an ethanol producer based in Wichita, Kansas. Mr. Offutt is Chairman of the Board of Regents of Concordia College of Moorhead and is a graduate of Concordia College of Moorhead with a degree in Economics. Mr. Offutt is the brother-in-law of Larry E. Scott, the Company's Senior Vice President - Southwest Construction Division.

            PAUL T. HORN has served as President of the Company since August 1996, and as Chief Operating Officer and a director of the Company since 1986. Prior to October 1, 1996, he was an employee of Offutt Co. and spent approximately 25% of his time on the business of the Company. Since such date, he has been an employee of the Company and has spent substantially all of his time on the business of the Company. Mr. Horn serves as a director and officer and is a beneficial stockholder of many of the Offutt Entities. Mr. Horn currently serves as Vice Chairman of the Board of Directors of Northern Grain Company, a regional grain elevator. Mr. Horn is a graduate of Michigan State University with degrees in Business Administration and Agronomy.

            ALLAN F. KNOLL has served as Chief Financial Officer, Secretary and a director of the Company since 1974. Mr. Knoll also serves as Chief Financial Officer and Secretary of Offutt Co., and serves as a director and officer and is a beneficial stockholder of many of the Offutt Entities. Mr. Knoll spent approximately two-thirds of his time on the business of the Company during fiscal 1998. Mr. Knoll is a graduate of Moorhead State University with degrees in Business Administration and Accounting.

            BRADFORD M. FREEMAN has been a director of the Company since January 1997. Mr. Freeman is a founding partner of Freeman Spogli & Co., a private equity investment firm with offices in Los Angeles and New York. Since its founding in 1983, Freeman Spogli & Co. has organized the acquisitions of 25 companies with aggregate transaction values in excess of $6.5 billion. Mr. Freeman serves on the Board of Directors of CB Commercial Real Estate Services Group, Inc. and serves on the Board of Trustees of Stanford University. Mr. Freeman is a graduate of Stanford University and Harvard Business School.

            RAY A. GOLDBERG has been a director of the Company since January 1997. Mr. Goldberg has been a professor at the Harvard Graduate School of Business Administration since 1955 and became emeritus in July 1997. Mr. Goldberg also serves as faculty chairman of the Agribusiness Senior Management Seminar.

            NORMAN M. JONES has been a director of the Company since January 1997. Mr. Jones has served as Chairman of Metro Bancorp, Inc., a regional banking firm located in Minneapolis, Minnesota, since he organized it in December 1996. From 1995 to July 1997, Mr. Jones was the Chairman of First Bank Savings, fsb, the thrift subsidiary of U.S. Bancorp (formerly First Bank System, Inc.). Prior to 1995, Mr. Jones was the Chairman and Chief Executive Officer of Metropolitan Financial Corporation, a regional thrift holding company, where he was employed from 1952 through 1995 when it was acquired by U.S. Bancorp. Mr. Jones serves on the Board of Directors of Lutheran Health Systems, Inc., an owner and manager of a network of hospitals. Mr. Jones is a board member and Chairman of Luther Seminary Foundation, an Advisory Board Member for Slumberland, Inc., a retail furniture chain, and an Advisory Board Member for the Board of Pension for the Evangelical Lutheran Church of America. Mr. Jones is a graduate of Concordia College of Moorhead.

            JAMES D. WATKINS has been a director of the Company since January 1997. Mr. Watkins founded J.D. Watkins Enterprises, Inc. (an investment company involved in domestic and international companies, acquisitions and investments) in June 1993 and continues to serve as its President. Mr. Watkins founded Golden Valley Microwave Foods, Inc. (a company specializing in food products designed for use in microwave ovens) in 1978 and continuously served as its Chairman and Chief Executive Officer until it was acquired by ConAgra, Inc. (a diversified international food company) in July 1991. Mr. Watkins served in ConAgra's Office of the President as President and Chief Operating Officer of ConAgra

Diversified Products Companies until July 1997. Mr. Watkins currently serves as a Trustee of Ronald McDonald House Charities and as a member of the Board of Overseers, Carlson School of Management, University of Minnesota. Mr. Watkins is a graduate of the University of Minnesota with a degree in Economics and Fine Arts.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

            The business and affairs of the Company are managed by the Board, which held five meetings during the fiscal year ended January 31, 1998 and took action in writing on four other occasions. Committees established and maintained by the Board include the Audit Committee, the Compensation Committee and the Executive Committee. Each director attended at least 75% of all meetings of the Board and committees on which he served during fiscal 1998.

            The responsibilities of the Audit Committee include the authority to review (i) the accounting, auditing and reporting practices of the Company, (ii) the annual financial statements of the Company, (iii) the selection and work of the Company's independent auditors, and (iv) the adequacy of internal controls. The Audit Committee held two meetings during fiscal 1998. Messrs. Goldberg and Jones are the current members of the Audit Committee.

            The responsibilities of the Compensation Committee include reviewing and recommending the compensation for executive officers, reviewing Company-wide employee benefit plans, and administering the Company's 1996 Stock Incentive Plan (the "Incentive Plan"). The Compensation Committee held two meetings during fiscal 1998 and took action in writing on four other occasions. Messrs. Knoll, Freeman and Watkins are the current members of the Compensation Committee.

            The Executive Committee has the authority to take all actions that the Board as a whole is able to take, except as limited by applicable law. The Executive Committee did not hold any meetings during fiscal 1998 and took action in writing on one occasion. Messrs. Offutt, Horn, Knoll and Freeman are the current members of the Executive Committee.

COMPENSATION OF DIRECTORS

            Directors who are not employees or officers of the Company receive $1,000 per month and $500 for each Board and committee meeting attended. Directors who are employees or officers of the Company do not receive additional compensation for service as a director. In addition, all directors are entitled to be reimbursed for certain expenses in connection with attendance at Board and committee meetings.

            The Incentive Plan provides that a non-employee who becomes a director of the Company will receive an option to purchase 10,000 shares of Class A Common Stock, with such vesting periods as the Board or the Compensation Committee may determine. The current non-employee directors are Messrs. Freeman, Goldberg, Jones and Watkins, and each was granted an option to purchase 10,000 shares of Class A Common Stock at the time they became a director in connection with the Company's initial public offering in January 1997 (the "Offering"). These options are currently exercisable in full and have an exercise price of $15.50 per share, which was the fair market value on the date of grant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

               The Company historically has engaged, and expects to engage in the future, in business transactions with various Offutt Entities, including Ag Capital Company ("Ag Capital"), ACL Company,

LLC ("ACL") and Farmers Equipment Rental, Inc. ("FER"), financing institutions which are controlled by Mr. Offutt and provide significant working capital and floor plan financing to the Company and financing to the Company's customers. Messrs. Offutt, Horn and Knoll each serve as officers or directors and have ownership interests in various of the Offutt Entities, including all of the Offutt Entities which have engaged in and will continue to engage in transactions with the Company, as described below. The Company believes that all of these transactions were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All transactions between the Company and any of the Offutt Entities or any of the Company's officers, directors, principal stockholders and their affiliates will be approved both by a majority of all members of the Board and by a majority of the independent and disinterested outside directors, and will continue to be on terms believed to be no less favorable to the Company than could be obtained from unaffiliated third parties.

               The Company had sales to various Offutt Entities of agricultural equipment and related parts and service totaling $10.4 million in fiscal 1998. The Company also had sales to businesses and projects affiliated with Mr. Watkins of agricultural equipment and related parts and service totaling $45,675 in fiscal 1998.

               The Company leases 14 of its dealership facilities from an Offutt Entity, and leases many of its service vehicles from ACL and FER. Total rent expense for these leases was $2.5 million in fiscal 1998. These leases have terms expiring at various times from 1999 to 2010.

               The Company receives corporate support services from various Offutt Entities, including office space for its executive offices, use of conference and meeting facilities, use of an aircraft for Company business, administration of the Company's 401(k) plan and real estate management services. Total charges for such services were $235,000 in fiscal 1998. All such services are provided to the Company pursuant to a corporate services agreement, which is terminable by the Company in whole or in part on 30 days' notice, on the same cost basis as in prior years (based on pro rata usage of services or at a fixed charge).

               Ag Capital, ACL and FER provide financing to the Company's customers. The total amount of such customer financing outstanding as of the end of fiscal 1998 was $43.5 million. To facilitate sales to certain customers, the Company guarantees a portion of the outstanding balances of certain customer notes and lease contracts financed by third parties, including customer financing provided by Ag Capital, ACL and FER. The amount guaranteed by the Company to Ag Capital, ACL and FER for customer financing was $4.3 million as of January 31, 1998.

               The Company finances certain of its working capital needs, primarily inventory financing for non-Deere equipment, fixed assets and acquisitions, through Ag Capital. Such financing typically bears interest based on the prime rate as it varies from time to time. Total interest paid by the Company to Ag Capital was $1.1 million in fiscal 1998. The total amount outstanding under these financing arrangements at January 31, 1998 was $7.1 million, with interest rates based on prime (8.125% to 8.5%).

               Under an agreement with Deere, Mr. Offutt personally guarantees all Company obligations to Deere. Mr. Offutt has the right to terminate his personal guaranty at any time, which would require the Company to obtain a letter of credit in an amount meeting Deere's then current guidelines from a bank acceptable to Deere. As of January 31, 1998, the required amount of the letter of credit to replace Mr. Offutt's personal guaranty was approximately $38.7 million. The Company estimates that it would cost approximately $194,000 per year to replace Mr. Offutt's personal guarantee with a letter of credit.

               The principal stockholder and operator of the Washington agricultural dealership acquired in fiscal 1997 by the Company became, upon completion of the acquisition, the Senior Vice President - Northwest Agricultural Division of the Company. The purchase price of the acquired Washington operations was approximately $2.7 million, including cash in the amount of $1.7 million, and a five-year note in the amount of $1.0 million, with an interest rate of 8.25% per annum. As of January 31, 1998, $800,000 remained outstanding. The Company also leases the dealership facilities from the former owners incurring $240,000 of lease expense for fiscal 1998. In addition, the Company agreed to make an additional payment, up to a maximum of $750,000, in the event the acquired Washington operations meet certain operating and profit objectives during the three years after the acquisition. As of January 31, 1998, the amount of $97,000 had been incurred and accrued for.

               Effective February 1, 1997, the Company acquired an 80% equity interest in a construction equipment rental company with five retail stores in Arizona. Total consideration for the net assets acquired was $2.7 million. The owner of the acquired business, who beneficially owns the remaining 20%, was appointed by the Company as President of this construction equipment rental business. The Company has the right to purchase this 20% equity interest. In addition, the Company leases four rental stores from an affiliate of the former owner incurring $194,384 of lease expense for fiscal 1998.

               Historically and prior to the Offering, the Company had elected to be taxed as an S corporation. Through fiscal 1996, a portion of the net income of the Company was distributed to the stockholders, primarily to enable them to pay the tax liability incurred by them due to the Company's election to be taxed as an S corporation. During fiscal 1997 and prior to the Offering, the Company declared dividends to its stockholders of all the net income of the Company for fiscal 1997. Simultaneously with the Offering, the Company paid from the net proceeds of the Offering to its pre-Offering stockholders an additional aggregate distribution of $15.0 million. This amount represents substantially all of the previously undistributed, accumulated net income of the Company as of January 31, 1996 with respect to which such stockholders had previously paid taxes. The Company entered into a tax agreement with its pre-Offering stockholders prior to the Offering. This agreement provides that, to the extent such undistributed taxable income of the Company, as subsequently established in connection with the filing of the Company's tax return for the Company's last S corporation tax year, is less than these distributions, such stockholders will make a payment equal to such difference to the Company, and if such undistributed taxable income is greater than these distributions, the Company will make an additional distribution equal to such difference to such stockholders. This agreement also provides that the Company will indemnify its pre-Offering stockholders against additional income taxes resulting from adjustments made (as a result of a final determination made by a competent tax authority) to the taxable income reported by the Company as an S corporation for periods prior to termination of the S corporation status, but only to the extent those adjustments provide a tax benefit to the Company.

               The Company and Mr. Offutt have entered into a mutual indemnification agreement relating to federal and certain state and local income tax liabilities of the Company and for tax years during which the Company elected to be treated as an S corporation. This agreement generally provides that the Company will indemnify Mr. Offutt, and Mr. Offutt will indemnify the Company, against any increase in the indemnified party's income tax liabilities (including interest and penalties and all expenses, attorneys' fees and accountants' fees incurred in connection therewith) for those jurisdictions in which an S corporation election was made or deemed to have been made. Mr. Offutt's indemnification is limited to the prior S corporation distributions he received.

                       BENEFICIAL OWNERSHIP OF MANAGEMENT

            The following table sets forth information regarding the beneficial ownership and percentage of total voting power of the Common Stock of the Company as of April 3, 1998, unless otherwise noted, for (a) each director, nominee for director and executive officer named in the Summary Compensation Table (set forth below), and (b) all executive officers and directors of the Company as a group. The address for all executive officers and directors of the Company is 2829 South University Drive, Fargo, North Dakota 58103.

                                                 NUMBER OF CLASS A       NUMBER OF CLASS     PERCENT OF TOTAL
NAME OF STOCKHOLDER                                  SHARES (1)             B SHARES         VOTING POWER (2)
-------------------                                  ----------             --------         ----------------
Ronald D. Offutt..............................  7,611,492 (3)(4)(5)(6)      7,450,492              84.3%
Paul T. Horn..................................    430,580 (5)                  --                   1.2
Allan F. Knoll................................    657,270 (6)                  --                   1.8
Charles Calhoun...............................      4,500                      --                    *
H. David Frambers.............................    110,142                      --                    *
Randolph F. Goss..............................      4,000                      --                    *
Larry E. Scott................................    215,777 (7)                  --                    *
Bradford M. Freeman...........................     60,000                      --                    *
Ray A. Goldberg...............................     10,200                      --                    *
Norman M. Jones...............................     31,615                      --                    *
James D. Watkins..............................     45,000                      --                    *
All executive officers and directors
  as a group (17 persons).....................  8,474,523 (3)(4)(7)         7,450,492              86.5


------------------------
* Less than 1%

(1)   Includes 10,000, 10,000, 10,000, 4,000, 4,000, 4,000, 4,000, 10,000,
      10,000, 10,000, 10,000 and 122,500 shares subject to option which are held by Messrs. Offutt, Horn, Knoll, Calhoun, Frambers, Goss, Scott, Freeman, Goldberg, Jones, Watkins and all executive officers and directors as a group, respectively, which are exercisable within 60 days after April 3, 1998.

(2) In calculating the percent of total voting power, the voting power of shares of Class A Common Stock (one vote per share) and Class B Common Stock (four votes per share) is aggregated.

(3) Includes the 7,450,492 shares of Class A Common Stock into which Mr. Offutt's 7,450,492 shares of Class B Common Stock are convertible on a one-for-one basis.

(4) Excludes 12,903 shares of Class A Common Stock owned by Mr. Offutt's spouse as to which shares he disclaims any beneficial ownership. Mr. Offutt has no ability to direct or influence the investment and voting decisions of his spouse.

(5) Includes 383,005 shares of Class A Common Stock that Mr. Horn has the right to acquire from Mr. Offutt pursuant to an option agreement.

(6) Includes 608,595 shares of Class A Common Stock that Mr. Knoll has the right to acquire from Mr. Offutt pursuant to an option agreement.

(7) Excludes 103,784 shares of Class A Common Stock owned by Mr. Scott's spouse, as to which shares he disclaims any beneficial ownership.


                    EXECUTIVE COMPENSATION AND OTHER BENEFITS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

            The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer of the Company and by each of the four other most highly paid executive officers of the Company for the fiscal years ended January 31, 1998, 1997 and 1996:


                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                      ANNUAL COMPENSATION       COMPENSATION
                                                      -------------------       ------------
                                                                              NUMBER OF SHARES
                                         FISCAL                                  UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR      SALARY       CASH BONUS      OPTIONS (1)     COMPENSATION(2)
---------------------------               ----      ------       ----------      -----------     ---------------
Ronald D. Offutt (3)                      1998      $50,000         ----             ----              ----
      CHAIRMAN AND CHIEF EXECUTIVE        1997      $50,000         ----            50,000             ----
      OFFICER                             1996      $50,000         ----             ----              ----

Paul T. Horn (3)                          1998     $150,000         ----             ----              ----
      PRESIDENT AND CHIEF OPERATING       1997      $83,333         ----            50,000             ----
      OFFICER                             1996      $50,000         ----             ----              ----

Allan F. Knoll (3)                        1998      $50,000         ----             ----              ----
      CHIEF FINANCIAL OFFICER AND         1997      $50,000         ----            50,000             ----
      SECRETARY                           1996      $50,000         ----             ----              ----

Charles Calhoun (4)                       1998     $110,000        $70,000           ----              ----
      SENIOR VICE PRESIDENT - USED        1997      $59,416         ----            20,000             ----
      CONSTRUCTION EQUIPMENT
      DIVISION

H. David Frambers                         1998     $130,000       $126,485           ----              ----
      SENIOR VICE PRESIDENT -             1997     $130,000       $101,400          20,000             ----
      MIDWEST CONSTRUCTION DIVISION       1996      $52,000       $148,813           ----              ----

Randolph F. Goss (5)                      1998     $110,000       $111,013           ----              ----
      SENIOR VICE PRESIDENT - SOUTH       1997       $9,308         ----            20,000             ----
      CENTRAL CONSTRUCTION DIVISION

Larry E. Scott                            1998     $130,000        $60,261           ----              ----
      SENIOR VICE PRESIDENT - SOUTH-      1997     $130,000       $101,400          20,000             ----
      WEST CONSTRUCTION DIVISION          1996      $52,000       $147,986           ----              ----


---------------------------
(1) All stock options were granted under the Incentive Plan on January 23, 1997.

(2) No executive officer of the Company received perquisites or other personal benefits exceeding $50,000 or 10% of such officer's total annual salary and bonus.

(3) Prior to October 1, 1996, Messrs. Offutt, Horn and Knoll were not compensated directly by the Company, but were compensated by Offutt Co. The amount reflected in the table with respect to periods prior to October 1, 1996 is the amount of compensation paid to each of them for the services provided by each of them to the Company in the period presented.

(4) Mr. Calhoun became an employee of the Company in July 1996. His compensation for fiscal 1997 represents the seven-month period through January 1997.

(5) Mr. Goss became an employee of the Company in January 1997. His compensation for fiscal 1997 represents the one-month period through January 1997.

OPTIONS GRANTED OR REPRICED

            No stock options were granted during fiscal 1998 to the persons named in the foregoing Summary Compensation Table. No repricing of outstanding stock options occurred during fiscal 1998.

OPTION EXERCISES AND OPTION VALUES

            The following table sets forth information regarding option exercises and the value of unexercised options held by the persons named in the foregoing Summary Compensation Table:

                   AGGREGATED OPTION EXERCISES IN FISCAL 1998
                      AND OPTION VALUES AT JANUARY 31, 1998

                                                                                        VALUE OF UNEXERCISED
                                                      NUMBER OF UNEXERCISED             IN-THE-MONEY OPTIONS
                           SHARES                  OPTIONS AT FISCAL YEAR END          AT JANUARY 31, 1998 (1)
                          ACQUIRED     VALUE       --------------------------          -----------------------
NAME                    ON EXERCISE   REALIZED    EXERCISABLE     UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE
----                    -----------   --------    -----------     -------------    -----------      -------------
Ronald D. Offutt             0           0           10,000           40,000         $30,000          $120,000
Paul T. Horn                 0           0           10,000           40,000          30,000           120,000
Allan F. Knoll               0           0           10,000           40,000          30,000           120,000
Charles Calhoun              0           0            4,000           16,000          12,000            48,000
H. David Frambers            0           0            4,000           16,000          12,000            48,000
Randolph F. Goss             0           0            4,000           16,000          12,000            48,000
Larry E. Scott               0           0            4,000           16,000          12,000            48,000


------------------------
(1) "In-the-Money Options" are options outstanding at the end of fiscal 1998 for which the closing price of the Common Stock on the last business day of the fiscal year ($18.50 per share) exceeded the exercise price of the options.

CONFIDENTIALITY AGREEMENTS

            In connection with the granting of options by the Company, the Company entered into an Agreement Regarding Confidentiality, Assignment of Inventions and Non-Competition with each of its executive officers. These agreements generally prohibit disclosure of confidential information to anyone outside the Company both during and after employment, provides that any inventions or other works of authorship relating to or resulting from the employee's work for the Company will be the exclusive property of the Company and restricts the employee from competing with the Company for a period of two years after termination of employment with the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

            During fiscal 1998, no member of the Compensation Committee (i) was an officer or employee of the Company, except Mr. Knoll, (ii) was formerly an officer of the Company or (iii) had any business relationship or conducted any transactions with the Company, other than the relationships disclosed under "Election of Directors - Certain Relationships and Related Transactions" involving Messrs. Knoll and Watkins.

            During fiscal 1998, no executive officer of the Company served as
(i) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Board, other than Messrs. Offutt, Horn and Knoll with respect to the Offutt Entities, or (ii) a director of another entity, one of whose executive officers served on the Board, other than Messrs. Offutt, Horn and Knoll with respect to the Offutt Entities.


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

            The Compensation Committee of the Board (the "Compensation Committee") is authorized to recommend compensation for the Company's directors and corporate officers, review compensation for the Company's operating officers, review the Company's retirement, health and welfare plans that cover substantially all employees (including the management of such plans), and administer the Incentive Plan (including determining the participants in the Incentive Plan and the amount, timing and other terms and conditions of awards under the Incentive Plan). The Compensation Committee is currently comprised of three directors, including two non-employee directors. During fiscal 1998, Bradford M. Freeman, James D. Watkins, and Allan F. Knoll, the Company's Chief Financial Officer, served as members of the Compensation Committee. The Compensation Committee has furnished this report on executive compensation for fiscal 1998.

COMPENSATION PHILOSOPHY AND OBJECTIVES

            The Company has developed a compensation policy which is designed to attract and retain executive officers responsible for the success of the Company and to motivate these persons to enhance long-term stockholder value. The executive compensation program presently consists primarily of annual base salary, short-term incentives in the form of annual cash bonuses, and long-term incentives in the form of stock options.

BASE SALARY

            Historically, Messrs. Offutt, Horn and Knoll were not compensated directly by the Company for their services, which represented approximately 25% of each of their time. Their services were provided to the Company pursuant to an arrangement with Offutt Co. The compensation paid by Offutt Co. to each of Messrs. Offutt, Horn and Knoll for their services to the Company was $50,000 in fiscal 1996.

Commencing as of October 1, 1996, each of these officers has been paid directly by the Company for their services to the Company. Messrs. Offutt and Knoll each receive salaries from the Company of $50,000 per year for their services, and Mr. Horn receives from the Company a salary of $150,000 per year for his services. Mr. Horn's salary was increased to compensate him for the expansion of his duties in becoming the President of the Company. While the Compensation Committee believes that these salaries are substantially below competitive salaries for corresponding positions at similar organizations of comparable size and complexity as the Company, the Compensation Committee believes that Messrs. Offutt, Horn and Knoll are fully motivated to enhance long-term stockholder value as a result of their beneficial ownership of the Common Stock of the Company (see "Beneficial Ownership of Management").

            Base salaries for operating officers are determined annually. This assessment involves a number of criteria and information including individual performance, cost of living and total compensation being paid for comparable positions at companies with which the Company competes for executive and management talent (e.g., specialty retailers such as equipment dealerships and equipment rental companies). Principles of internal equity are also considered by evaluating salaries of comparable levels of responsibility within the Company.

CASH BONUS

            All executive officers are eligible to receive annual cash bonuses. The amount and performance criteria are determined annually and are based in part, as mentioned above in "Base Salary," on an assessment of total compensation being paid for comparable positions at companies with which the Company competes for executive and management talent.

            Cash bonuses for corporate officers are based on individual performance and the Company's overall performance. No cash bonuses were paid to corporate officers for fiscal 1998.

            Operating officers generally have the opportunity for their cash bonus to constitute a substantial portion of their total compensation. Cash bonus eligibility equals or exceeds base salary for these persons. Cash bonuses are determined based on achievement of a variety of performance factors and criteria, including targeted return on assets, earnings per share growth, efficiency of asset management, profitability, sales growth, productivity and product support. Bonuses accrue monthly based on performance targets, with portions payable quarterly. The balance is paid after the final amount of the bonus is determined at the end of the fiscal year.

STOCK OPTION PROGRAM

            The Company adopted the Incentive Plan in connection with becoming a public company as a mechanism to advance the best interests of the Company and its stockholders by attracting, retaining and motivating employees, directors, advisors and consultants of the Company. The Incentive Plan provides for the grant of stock options (which may be non-qualified stock options or incentive stock options for tax purposes), stock appreciation rights issued independent of or in tandem with such options ("SAR's"), restricted stock awards and performance stock awards, thereby increasing the personal stake of Incentive Plan participants in the continued success and growth of the Company. Equity participation in the Company, particularly through the grant of stock options, is anticipated to continue as an important part of future executive and management compensation.

ADDITIONAL INFORMATION

            The Omnibus Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986, as amended (the "Code"), limiting corporate deductions to $1,000,000 for certain compensation paid to the chief executive officer and each of the four other most highly compensated executives of publicly held companies. The Compensation Committee does not anticipate the Company will pay "compensation" within the meaning of Section 162(m) to such executive officers in excess of $1,000,000 in the foreseeable future. Therefore, the Compensation Committee and the Company do not have a policy at this time regarding qualifying compensation paid to its executive officers for deductibility under Section 162(m), but the Compensation Committee will formulate a policy on behalf of the Company if compensation levels approach $1,000,000.

            This report is given by the following members of the Compensation
Committee:

                                Bradford M. Freeman
                                Allan F. Knoll
                                James D. Watkins

            The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act") or under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.


                          COMPARATIVE PERFORMANCE GRAPH

            The following performance graph compares the performance of the Company's Common Stock to the Standard & Poor's 500 Stock Index and to the Standard & Poor's Diversified Machinery Group Index. This graph assumes that $100 was invested in the Company's Common Stock and in each of the two indices at the time of the Offering, and that subsequent dividends were reinvested in connection with those indices.

                              [PLOT POINTS GRAPH]

--------------------------------------------------------------------------------
                  01/23/97   1/31/97   04/30/97   07/31/97   10/31/97   01/30/98
--------------------------------------------------------------------------------
RDO                100.00     113.71    106.45     147.18     139.92     119.35
--------------------------------------------------------------------------------
S & P Machinery    100.00     101.05    109.99     138.51     128.96     126.60
--------------------------------------------------------------------------------
S & P 500          100.00     101.15    103.59     123.95     119.30     128.37
--------------------------------------------------------------------------------

            The foregoing stock price performance comparisons shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such acts.


                              SELECTION OF AUDITORS

            Upon the recommendation of the Company's Audit Committee, the Board has selected Arthur Andersen LLP, independent public accountants, as auditors of the Company for the fiscal year ending January 31, 1999. The Company does not intend to request that the stockholders approve the selection of Arthur Andersen LLP for the fiscal year ending January 31, 1998. Arthur Andersen LLP has acted as independent certified public accountants for the Company since 1995. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, and such representatives will have an opportunity to make a statement if they so desire and will be available to respond to questions.


                            SECTION 16(a) BENEFICIAL
                         OWNERSHIP REPORTING COMPLIANCE

            Section 16(a) of the Exchange Act requires the Company's directors and executive officers and all persons who beneficially own more than 10% of the outstanding shares of the Company's Class A Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Company's Class A Common Stock. Executive officers, directors and greater than 10% beneficial owners are also required to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based upon a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the year ended January 31, 1998, none of the directors, officers or beneficial owners of greater than 10% of the Company's Class A Common Stock failed to file on a timely basis any form required by Section 16 of the Exchange Act.


                  STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

            Proposals of stockholders intended to be presented in the proxy materials relating to the Annual Meeting to be held in calendar 1999 must be received by the Company at its principal executive offices no later than January 4, 1999.


                                 OTHER BUSINESS

            The Company does not know of any business that will be presented for consideration at the Annual Meeting other than that described in this Proxy Statement. As to other business, if any, that may properly come before the Annual Meeting, it is intended that proxies solicited by the Board will be voted in accordance with the judgment of the person or persons voting the proxies.

                                  MISCELLANEOUS

            THE COMPANY WILL FURNISH, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K (EXCLUSIVE OF EXHIBITS) FOR THE FISCAL YEAR ENDED JANUARY 31, 1998, TO EACH PERSON WHO WAS A STOCKHOLDER OF THE COMPANY AS OF APRIL 3, 1998, UPON RECEIPT FROM ANY SUCH PERSON OF A WRITTEN REQUEST FOR SUCH AN ANNUAL REPORT. SUCH REQUEST SHOULD BE SENT TO: RDO EQUIPMENT CO., STOCKHOLDER RELATIONS, 3030 HARBOR LANE, SUITE 202, PLYMOUTH, MINNESOTA 55447.


                        By Order of the Board of Directors

                        Ronald D. Offutt              Paul T. Horn
                        CHAIRMAN OF THE BOARD AND     PRESIDENT AND
                        CHIEF EXECUTIVE OFFICER       CHIEF OPERATING OFFICER

Dated:  April 24, 1998

[LOGO] RDO EQUIPMENT CO.

                                      Proxy

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                          FOR THE 1998 ANNUAL MEETING.

The undersigned hereby appoints Ronald D. Offutt, Paul T. Horn and Allan F. Knoll as proxies, each with power to act alone and with power of substitution and revocation, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of Class A Common Stock of RDO Equipment Co. held of record on April 3, 1998, and registered in the name of the under-signed at the Annual Meeting of Stockholders of the Company to be held Thursday, May 28, 1998, and at any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES LISTED IN ITEM 1 BELOW. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES LISTED BELOW.

PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE   [X]

ITEM 1. ELECTION OF DIRECTORS. NOMINEES: Ronald D. Offutt, Paul T. Horn, Allan
F. Knoll, Bradford M. Freeman, Ray A. Goldberg, Norman M. Jones and James D. Watkins

[ ]  FOR all nominees listed above (except    [ ]  WITHHOLD AUTHORITY to vote
     those individuals whose names have            for all nominees listed above
     been written on the line below)


--------------------------------------------------------------------------------

                           (CONTINUED ON REVERSE SIDE)










                           (CONTINUED FROM OTHER SIDE)

ITEM 2. OTHER MATTERS. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                                        SIGNATURE(S):

                                        ________________________________________


                                        ________________________________________


                                        DATE: ____________________________, 1998

                                        Note: Please mark, date and sign exactly as name(s) appears hereon and return promptly in the enclosed envelope. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.